EXHIBIT 21

             STIFEL FINANCIAL CORP. AND SUBSIDIARIES

           SUBSIDIARIES OF STIFEL FINANCIAL CORP. (1)
           ------------------------------------------


                                 STATE OF         NAMES UNDER WHICH
NAME                          INCORPORATION     SUBSIDIARY DOES BUSINESS
----                          -------------     -------------------------
  Stifel, Nicolaus &             Missouri       Stifel, Nicolaus & Company,
  Company, Incorporated                         Incorporated

  Alliance Realty Corp.          Missouri       Alliance Realty Corp.

  Century  Securities            Missouri       Century Securities Associates,
  Associates, Inc.                              Inc.

  Stifel, Nicolaus Insurance     Arkansas       Stifel, Nicolaus Insurance
  Agency, Inc. (2)                              Agency, Inc.

  S-N Capital Corp. (2)          Missouri       S-N Capital Corp.

  Stifel Insurance Agency -      Ohio           Stifel Insurance Agency - Ohio,
  Ohio, Inc. (4)                                Inc.

  Stifel Venture Corp.           Missouri       Stifel Venture Corp.

  Pin Oak Capital, Ltd. (3)      Missouri       Pin Oak Capital, Ltd.

  Stifel Asset Management Corp.  Missouri      Stifel Asset Management Corp.

  Todd Investment Advisors,      Kentucky      Todd Investment Advisors, Inc.
  Inc. (3)

  Stifel CAPCO, L.L.C.           Missouri       Stifel CAPCO, L.L.C.



(1) Does not include corporations in which registrant owns 50 percent or less of the stock.

(2) Wholly owned subsidiary of Stifel, Nicolaus & Company, Incorporated.

(3) Wholly owned subsidiary of Stifel Asset Management Corp.

(4) Majority owned subsidiary of Stifel, Nicolaus & Company, Incorporated.